Exhibit 99.1

Bausch & Lomb Temporarily Suspends U.S. Shipments of ReNu® with MoistureLoc® Produced at Greenville, S.C., Manufacturing Facility Pending Investigation of Reports of Fusarium Infections Among Contact Lens Wearers

FOR RELEASE MONDAY, APRIL 10, 2006

Rochester, NY — Bausch & Lomb (NYSE:BOL) announced today that it is temporarily suspending U.S. shipments of ReNu® with MoistureLoc® produced at its Greenville, S.C., manufacturing facility in order to facilitate the further investigation of reports of fungal keratitis infections among contact lens wearers in the United States. This action does not affect any other Bausch & Lomb products. Today’s announcement follows the release of a report by the U.S. Centers for Disease Control and Prevention that it is reviewing reports of 109 cases of suspected fungal keratitis. The CDC reports that the majority of cases have yet to be reviewed, but of the 30 cases reviewed to date, 28 involved contact lens wearers. Twenty-one reported using ReNu brand contact lens care products and 5 reported using a combination of ReNu and products manufactured by other companies. Bausch & Lomb has been collaborating with the U.S. Food and Drug Administration, the CDC, major eye centers and health authorities in a comprehensive investigation to determine if the reports represent an increase in the historical incidence of these infections, and to determine the root cause.

“Bausch & Lomb’s first priority is the health and safety of consumers,” said Ronald L. Zarrella, chairman and CEO of the company. “The CDC data released today are both troubling and perplexing, as there is an apparent disproportionate representation of U.S. manufactured ReNu with MoistureLoc in the underlying data. The source of these infections has not been determined. Based on our extensive testing, analysis and further internal reviews, and communications with leading experts, the available scientific evidence does not establish any type of ReNu solution as a cause.

“The CDC has not determined if these reports represent an increase of Fusarium keratitis infections and is continuing to investigate the association, if any, of these cases with any product. Nonetheless, in the interest of public health, we will voluntarily suspend U.S. shipments of ReNu with MoistureLoc while we pursue all appropriate steps to bring this investigation to a definitive conclusion,” Zarrella concluded.

Bausch & Lomb encourages contact lens wearers to follow these guidelines from the American Optometric Association:

•                  Carefully and regularly clean contact lenses, as directed by an optometrist and the patient information included with lens care products.

•                  Rub the contact lenses with fingers and rinse thoroughly before soaking the lenses overnight in enough multi-purpose solution to completely cover the lens.

•                  Store lenses in the proper case and replace the lens storage case every three months. Clean the contact lens case after each use and keep the case open and dry between cleanings.

•                  Use the proper products to clean and disinfect contact lenses as recommended by your optometrist. Remember that saline solutions and rewetting drops are not designed to disinfect lenses.

•                  Only fresh solution should be used to clean and disinfect contact lenses. Never re-use old solution. Contact lens solution must be changed every day, even if the lenses are not used daily.

•                  Always replace old contacts when you get a new contact prescription.

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This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including, without limitation, those concerning global and local economic, political and sociological conditions; currency exchange rates; government pricing changes and initiatives with respect to healthcare products; changes in laws and regulations relating to the Company’s products and the import and export of such products; product development and rationalization; enrollment and completion of clinical trials; the ability of the Company to obtain regulatory approvals; the outcome of litigation; the outcome of Company and governmental investigations and reviews of events described in this news release and in the Company’s prior disclosures concerning those investigations; the outcome of the Audit Committee’s continuing independent investigations of events described in the Company’s prior disclosures concerning those investigations; the outcome of PriceWaterhouseCoopers’ quarterly review process in connection with the filing of the Company’s Quarterly Report on Form 10-Q for the third quarter of fiscal 2005 and of the extended year-end review process in connection with the filing of the Company’s Annual Report on Form 10-K for fiscal 2005 and the expected, estimated adjustments described in this news release; the filing of the Company’s 10-Q for third quarter of fiscal 2005 and its 10-K for fiscal 2005; the possibility that the market for the sale of certain products and services may not develop as expected; the financial well-being of key customers, development partners and suppliers; the successful execution of marketing strategies; continued efforts in managing and reducing costs and expenses; the successful completion and integration of business acquisitions; the Company’s success in introducing and implementing its enterprise-wide information technology initiatives, including the corresponding impact on internal controls and reporting; the Company’s success in the process of management testing, including evaluation of results; continued positive relations with third party financing sources and the risk factors listed from time to time in the Company’s SEC filings, including but not limited to the Current Report on Form 8-K, dated June 14, 2002 and the Form 10-Q for the quarter ended June 25, 2005.

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Founded in 1853, the Company is headquartered in Rochester, New York. Bausch & Lomb’s 2004 revenues were $2.2 billion; it employs approximately 13,700 people worldwide and its products are available in more than 100 countries. More information about the Company is on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb Incorporated.

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